EXHIBIT 99.1



CONTACT:          Robert F. Laverty         John Elicker
                  Corporate Affairs         Investor Relations
                  (609) 252-5732            (212) 546-3775
                  bob.laverty@bms.com       john.elicker@bms.com

                  Bonnie Jacobs             Susan Walser
                  Corporate Affairs         Investor Relations
                  (212) 546-5109            (212) 546-4631
                  bonnie.jacobs@bms.com     susan.walser@bms.com


           BRISTOL-MYERS SQUIBB COMPANY TO RESTATE SALES AND EARNINGS
                  FOR PERIODS AFFECTED BY INVENTORY BUILDUP IN
                           U.S. PHARMACEUTICALS UNIT


- Company Expects to Restate Sales and Earnings Upward for 2002 and Downward for Prior Periods Affected by Wholesaler Inventory Buildup

-   More Than 75% of Inventory Workdown Completed to Date

NEW YORK, N.Y. (October 24, 2002) - Bristol-Myers Squibb Company (NYSE:BMY) today announced that it expects to restate sales and earnings upward for 2002 and downward for the prior periods that were affected, primarily in 2000 and 2001, by the company's previously disclosed wholesaler inventory buildup situation in its U.S. Pharmaceuticals Unit. The expected restatement is based on further review and consideration of the company's accounting for its previously disclosed wholesaler inventory situation and on recent advice from the company's auditors, PricewaterhouseCoopers LLP, based on their ongoing assessment of the company's sales practices in the U.S. pharmaceuticals business and related accounting. The restatement is expected to reflect primarily adjustments in the timing of revenue recognition of the company's U.S. pharmaceutical sales to certain of its wholesalers. The company estimates that the principal components of the restatement will be:

o    a reallocation among periods of more than $2 billion in sales revenue; and

o a reallocation among periods of diluted earnings per share related to the value of the U.S. wholesaler inventories to be worked down, which the company estimates to be approximately $.61.

The company estimates that a portion of these reallocations will be recorded in periods after September 30, 2002. These amounts are preliminary estimates and are subject to change.

There will be a delay in filing the company's third quarter 10-Q. The company will announce its anticipated timing for preparing the restatement, filing its third quarter 10-Q and amending earlier filings at a later time.

The actual inventory workdown continues on an aggressive timetable. "Restating will help put the inventory issue behind us as soon as possible and allow us to move forward," said Peter R. Dolan, chairman and chief executive officer. "We continue to make substantial progress in reducing U.S. wholesaler inventory to desirable levels, with more than 75% of the workdown completed to date and more than 90% expected to be achieved by year-end 2002. At the same time, we are aggressively building towards a future of sustainable growth by further leveraging the solid performance of our key in-line products and preparing for the anticipated fourth quarter approval and launch of AbilifyTM, an important new product for treating schizophrenia."

At this point, the company is evaluating the effect, if any, of the restatement on its previously disclosed demand-based earnings guidance.

All financial information for 2001 and 2002 included in this press release is given without giving effect to the restatement and, accordingly, is not presented in accordance with generally accepted accounting principles. The company will include consolidated financial statements for the three and nine months ended September 30, 2002, prepared in accordance with generally accepted accounting principles, in its Form 10-Q for the three months ended September 30, 2002.

THIRD QUARTER RESULTS PRIOR TO RESTATEMENT

Sales for the third quarter, prior to giving effect to the restatement, decreased 12% (14% excluding foreign exchange) to $4.2 billion from $4.7 billion in 2001. This sales decline resulted from a 14% decrease in volume, a 2% increase due to foreign exchange rate fluctuations and no change due to changes in selling prices. Sales for the quarter, prior to giving effect to the restatement, include approximately $394 million of sales related to the DuPont Pharmaceuticals acquisition, which was completed in the fourth quarter of 2001.

For the quarter, prior to giving effect to the restatement, earnings before income taxes from continuing operations decreased to $266 million from $1,675 million in 2001, net earnings from continuing operations decreased to $245 million compared to $1,231 million in 2001, basic earnings per share decreased to $.13 from $.64 in 2001 and diluted earnings per share decreased to $.13 from $.63 in 2001.

The company estimates that, during the quarter, the value of the wholesaler inventory worked down reduced diluted earnings per share, prior to giving effect to the restatement, by approximately $.18, including a $.04 provision for potential future returns related to potential shelf-life expiration of certain non-exclusive products. The earnings per share impact of the value of the wholesaler inventory to be worked down is based upon estimates using a variety of third party data sources, and is subject to a number of factors, some of which are not within the company's control and are subject to change.

During the third quarter of 2002, the company recorded certain non-recurring items that affected continuing operations, including a pretax asset impairment charge of $367 million for the write-down of its investment in ImClone; a pretax restructuring charge of $148 million related to workforce reductions and facility closures in the company's Pharmaceutical Research Institute, partially offset by an adjustment to prior restructuring reserves of $106 million due to lower than anticipated separation and other exit payments and the cancellation of facility closures, primarily in the manufacturing network. Excluding these items, fully diluted earnings per share from continuing operations would have been $.26 prior to giving effect to the restatement. In addition, the company recorded, in discontinued operations, an adjustment of $69 million to the net gain on the sale of Clairol primarily as a result of lower than expected tax indemnification and separation payments related to the disposal of Clairol.

THIRD QUARTER SALES PRIOR TO RESTATEMENT

- U.S. pharmaceutical sales, prior to giving effect to the restatement, decreased 32% to $1.9 billion in 2002 from $2.8 billion in 2001 due to wholesaler inventory workdown and generic competition in the U.S. for GLUCOPHAGE(R)IR, TAXOL(R)and BUSPAR(R).

- Total estimated U.S. prescription demand increased substantially for key brands, including PLAVIX(R) +34%, AVAPRO(R) +15%,VIDEX(R) +7%, SUSTIVA(R) +13%, GLUCOPHAGE(R) XR +46% and GLUCOVANCE(R) +35%.

- International pharmaceutical sales increased 16% (11% excluding foreign exchange) to $1.2 billion from $1.1 billion in 2001. Sales in Europe increased 23% (12% excluding foreign exchange) primarily due to a 25% increase in sales of PRAVACHOL(R) across the region and strong performance of new products from the DuPont acquisition. Japan realized sales growth of 19% led by growth in TAXOL(R) sales. Sales in Canada increased 33% as a result of strong performance of new products from the DuPont acquisition and PLAVIX(R).

- Worldwide sales of PRAVACHOL(R), a cholesterol-lowering agent, prior to giving effect to the restatement, increased 2% to $572 million.

- Sales of PLAVIX(R), a platelet aggregation inhibitor, prior to giving effect to the restatement, increased 24% to $477 million. Sales of AVAPRO(R) , prior to giving effect to the restatement, decreased 11% to $122 million. AVAPRO(R) and PLAVIX(R) are cardiovascular products that were launched from the alliance between Bristol-Myers Squibb and Sanofi-Synthelabo.

- In aggregate, worldwide pharmaceuticals sales, prior to giving effect to the restatement, decreased 19% (20% excluding foreign exchange), primarily due to wholesaler inventory workdown and exclusivity losses in the U.S.

- Nutritional sales of $456 million remained at prior year levels, as U.S. sales decreased 6% and international sales increased 8% (9% excluding foreign exchange). Mead Johnson continues to be the leader in the U.S. infant formula market. ENFAMIL(R), the company's largest-selling infant formula, recorded sales of $200 million, an increase of 6% from the prior year largely due to the introduction of ENFAMIL(R) LIPIL in the first quarter of 2002.

- ConvaTec sales increased 6% to $188 million (2% increase excluding foreign exchange). Sales of ostomy products increased 2% (a decrease of 2% excluding foreign exchange) to $114 million, while sales of modern wound care products increased 14% (10% excluding foreign exchange) to $72 million.

IN RESEARCH AND DEVELOPMENT

- On October 22, 2002, the company announced that the U.S. Food and Drug Administration (FDA) approved MetaglipTM (glipizide and metformin HCl Tablets) for use, along with diet and exercise, as initial drug therapy for people with type 2 diabetes whose hyperglycemia cannot be satisfactorily managed with diet and exercise alone.

- On October 11, 2002, the company announced that the FDA approved a new indication for GLUCOVANCE(R) (glyburide and metformin HCl Tablets), a widely-prescribed oral antidiabetic agent. The new indication provides physicians with yet another GLUCOVANCE(R) therapy option by offering the flexibility of adding a thiazolidinedione (TZD) when patients require additional blood sugar control.

- Also in October 2002, the company received an action letter from the FDA pertaining to a New Drug Application for VanlevTM (omapatrilat). The FDA letter specifies additional actions, including at least one additional clinical trial, that must be taken by the company before the FDA can consider approval of the compound. The company is evaluating its options with Vanlev in light of this approvable letter.

- On September 18, 2002, the company and Sanofi-Synthelabo announced that the FDA approved AVAPRO(R) (irbesartan) for a new indication: the treatment of diabetic nephropathy (kidney disease) in people who have hypertension and type 2 diabetes.

- On September 3, 2002, the company and Otsuka Pharmaceutical company, Ltd. received an approvable letter from the FDA for AbilifyTM (aripiprazole), an investigational treatment for schizophrenia. Final approval of AbilifyTM is contingent upon the successful completion of ongoing discussions with the FDA.

- Also in September 2002, the European Commission granted approval of PLAVIX(R) (clopidogrel) in combination with aspirin for the new indication of prevention of atherothrombotic events in patients suffering from myocardial infarction, ischemic stroke or established peripheral arterial disease, and patients suffering from certain forms of unstable angina.

- The company is reviewing results of preliminary studies on garenoxacin and does not expect to file a New Drug Application with the FDA prior to the completion of that review, which will not be accomplished before the end of this year.

---------

This press release includes certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 regarding, among other things, statements relating to goals, plans and projections regarding the company's financial position, results of operations, market position, product development and business strategy. These statements may be identified by the fact that they use words such as "anticipate," "estimate," "expect," "project," "intend," "plan," "believe," and other words and terms of similar meaning in connection with any discussion of future operating or financial performance. Such forward-looking statements are based on current expectations and involve inherent risks and uncertainties, including factors that could delay, divert or change any of them, and could cause actual outcomes and results to differ materially from current expectations. These factors include, among other things, market factors, competitive product development, changes to wholesaler inventory levels, the results of the planned financial statement restatement process and the audit of such restated financial statements, the impact and result of any litigation or governmental investigations related to the financial statement restatement process, governmental regulations and legislation, patent positions and litigation. There can be no guarantees with respect to pipeline products that future clinical studies will support the data described in this release, that the products will receive regulatory approvals, or that they will prove to be commercially successful. For further details and a discussion of these and other risks and uncertainties, see the company's Securities and Exchange Commission filings. The company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.

--------------------------------

GLUCOVANCE(R) is a trademark of Merck Sante S.A.S., an associate of Merck KGaA of Darmstadt, Germany, licensed to Bristol-Myers Squibb Company

AVAPRO(R) and PLAVIX(R) are trademarks of Sanofi-Synthelabo

The Condensed Consolidated Statement of Earnings is presented prior to giving effect to the company's restatement and, accordingly, is not presented in accordance with generally accepted accounting principles. The company will include unaudited consolidated financial statements prepared in accordance with generally accepted accounting principles and giving effect to the company's restatement when it files its Form 10-Q for the three months ended September 30, 2002.


                          BRISTOL-MYERS SQUIBB COMPANY
                              PRIOR TO RESTATEMENT
                  CONDENSED CONSOLIDATED STATEMENT OF EARNINGS
             FOR THE THREE MONTHS ENDED SEPTEMBER 30, 2002 and 2001
          (Unaudited, in millions of dollars except per share amounts)



                                                  Three Months
                                               Ended September 30,
                                            ------------------------

                                                 2002         2001
                                                ------       ------

Net Sales                                       $4,171       $4,743
                                                ------       ------
Cost of products sold                            1,548        1,331
Marketing, selling, and administrative             968          910
Advertising and product promotion                  326          302
Research and development                           542          496
Gain on sale of businesses (a)                      --         (240)
Provision for restructuring/other (b)               42          240
Asset Impairment Charge (c)                        367           --
Other (d)                                          112           29
                                                ------       ------
                                                 3,905        3,068
                                                ------       ------
Earnings from Continuing Operations
Before Income Taxes                                266        1,675

Provision for income taxes                          21          444
                                                ------       ------
Earnings from Continuing Operations                245        1,231

Discontinued Operations
     Net earnings                                   --           14
     Net gain on disposal                           69           --
                                                ------         ----

                                                    69           14
                                                ------       ------
Net Earnings                                      $314       $1,245
                                                  ====       ======


                                             Continued on next page

The Condensed Consolidated Statement of Earnings is presented prior to giving effect to the company's restatement and, accordingly, is not presented in accordance with generally accepted accounting principles. The company will include unaudited consolidated financial statements prepared in accordance with generally accepted accounting principles and giving effect to the company's restatement when it files its Form 10-Q for the three months ended September 30, 2002.

                          BRISTOL-MYERS SQUIBB COMPANY
                              PRIOR TO RESTATEMENT
                  CONDENSED CONSOLIDATED STATEMENT OF EARNINGS
             FOR THE THREE MONTHS ENDED SEPTEMBER 30, 2002 and 2001
          (Unaudited, in millions of dollars except per share amounts)
                                   (Continued)



Basic
Earnings from Continuing Operations               $.13         $.64
Discontinued Operations
  Net earnings                                      --           --
  Net gain on disposal                             .03           --
                                                  ----       ------
                                                   .03           --
                                                  ----       ------
Net Earnings                                      $.16         $.64
                                                  ====         ====
Average Common Shares
Outstanding (in millions)                        1,936        1,936
                                                 =====        =====

Diluted
Earnings from Continuing Operations               $.13         $.63
Discontinued Operations
  Net earnings                                      --           --
  Net gain on disposal                             .03           --
                                                  ----         ----
                                                   .03           --
                                                  ----         ----
Net Earnings                                      $.16         $.63
                                                  ====         ====
Average Common Shares
Outstanding (in millions)                        1,941        1,960
                                                 =====        =====



(a) In the third quarter of 2001, the company recorded a pre-tax gain of $240 million on the sale of three pharmaceutical products and the licensing rights to a fourth pharmaceutical product.

(b) In the third quarter of 2002, the company recorded a pre-tax charge of $148 million related to workforce reductions and facility closures in the company's Pharmaceutical Research Institute, partially offset by an adjustment to prior restructuring reserves of $106 million due to lower than anticipated separation and other exit payments and the cancellation of facility closures. In the third quarter of 2001, the company recorded a pre-tax charge of $240 million of which $198 million related to the termination of a contract sales force in the U.S. and closure of certain facilities and approximately $42 million in settlement of litigation.

(c) In the third quarter of 2002, the company recorded a pre-tax charge of $367 million for the write-down of its investment in ImClone Systems, Inc.

(d)  Other expense (income)

                                           Three months ended September 30,
                                                 2002             2001
                                                 ----             ----

Minority interest                                 $60              $76
Interest expense (income) - net                    65               (3)
Other                                             (13)             (44)
                                                -----             ----
Total                                            $112             $ 29
                                                =====             ====

The Pro Forma Condensed Consolidated Statement of Earnings from Continuing Operations Excluding Non-Recurring Items and Prior to Restatement is presented prior to giving effect to the company's restatement and, accordingly, is not presented in accordance with generally accepted accounting principles. The company will include an unaudited pro forma consolidated statement of earnings from continuing operations excluding non-recurring items in a press release when it files its Form 10-Q for the three-months ended September 30, 2002.

                          BRISTOL-MYERS SQUIBB COMPANY
                              PRIOR TO RESTATEMENT
           PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF EARNINGS FROM
                              CONTINUING OPERATIONS
                         EXCLUDING NON-RECURRING ITEMS*
             FOR THE THREE MONTHS ENDED SEPTEMBER 30, 2002 and 2001
          (Unaudited, in millions of dollars except per share amounts)



                                                  Three Months
                                               Ended September 30,
                                            ------------------------

                                                 2002         2001
                                                ------       ------

Net Sales                                       $4,171       $4,743
                                                ------       ------
Cost of products sold                            1,548        1,331
Marketing, selling, and administrative             968          910
Advertising and product promotion                  326          302
Research and development                           542          496
Other                                              111           29
                                                ------       ------
                                                 3,495        3,068
                                                ------       ------
Earnings from Continuing Operations
Before Income Taxes                                676        1,675

Provision for income taxes                         177          444
                                                ------       ------
Earnings from Continuing Operations                499        1,231
                                                   ===       ======


Earnings Per Share Common Share:
Basic Earnings from continuing operations         $.26         $.64
                                                  ====         ====
Average Common Shares
Outstanding (in millions)                        1,936        1,936
                                                 =====        =====

Diluted Earnings from continuing operations       $.26         $.63
                                                  ====         ====
Average Common Shares
Outstanding (in millions)                        1,941        1,960
                                                 =====        =====


*Non-recurring items in the third quarter of 2002 excluded were a pretax asset impairment charge of $367 million for the write-down of the investment in ImClone; a pretax restructuring charge of $148 million related to workforce reductions and facility closures in the company's Pharmaceutical Research Institute, partially offset by an adjustment to prior restructuring reserves of $106 million due to lower than anticipated separation and other exit payments and the cancellation of facility closures.

                          BRISTOL-MYERS SQUIBB COMPANY
                                SELECTED PRODUCTS
                  FOR THE THREE MONTHS ENDED SEPTEMBER 30, 2002
                                   (Unaudited)


                                                        Change in U.S.
                                                         Prescription
                                                        Demand vs. 3Q01
                                                       -----------------



            Pravachol                                           2%

            Plavix                                             34%

            Enfamil                                             NA

            Avapro*                                            15%

            Ostomy                                              NA

            Sustiva**                                          13%

            Zerit                                             -16%

            Wound Care                                          NA

            Glucophage XR                                      46%

            Videx***                                            7%

            Glucovance                                         35%

            Tequin                                            -23%



*Includes Avalide
** Product from DuPont acquisition (10/01)
*** Includes VIDEX(R)and VIDEX(R)EC